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PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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VALVOLINE INC.

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Notes:

Valvoline Inc. 3499 Blazer Parkway Lexington, KY 40509

January 6, 2017

Dear Valvoline Inc. Shareholder:

We wish to inform you that the version of Valvoline Inc.’s Annual Report (“Report”) recently mailed to you contains certain typographical errors relating to the fiscal year headings in several tables and related disclosures within the document.  This occurred during the printing process, and primarily consists of certain fiscal year 2015 references appearing as 2016 and certain fiscal year 2014 references appearing as 2015.  The errors had no impact on our reported earnings, financial position or cash flows for any fiscal period.  The Report filed with the Securities and Exchange Commission (“SEC”) on December 19, 2016, which is available at http://www.sec.gov and on our website at http://investors.valvoline.com/financial-reports/proxy, is correct and does not contain these typographical errors.

We will mail you a corrected version of the printed Report before our upcoming Annual Meeting of Shareholders.  In the meantime, please refer to the Report as filed with the SEC and not the Report mailed to you. We have taken prompt measures to avoid such errors in the future, and apologize for any inconvenience or confusion this matter may have caused.  We appreciate your continued interest and support of Valvoline.

Sincerely,

/s/ Julie M. O’Daniel
Julie M. O’Daniel
General Counsel and Corporate Secretary